EXHIBIT 4.1

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of April 13, 2012, between Audatex North America, Inc., a Delaware corporation (the “Issuer”), the guarantors set forth below (collectively, the “Guarantors”) and U.S. Bank National Association, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuer and the Guarantors have heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of June 14, 2011, providing for the issuance an unlimited aggregate principal amount of 6.75% Senior Notes due 2018 (the “Notes”);

WHEREAS, Section 9.01(7) of the Indenture provides that additional Notes may be created and issued from time to time by the Issuer without notice to or consent of the Holders and the Indenture further provides that such additional Notes shall be treated as a single class with the Initial Notes for all purposes under the Indenture and shall have the same terms as to status, redemption or otherwise as the Initial Notes;

WHEREAS, the Issuer and the Guarantors desire to execute and deliver this Supplemental Indenture for the purpose of issuing $400,000,000 in aggregate principal amount of additional Notes, having identical terms as the Initial Notes (the “Additional Notes”);

WHEREAS, Section 9.01(4) of the Indenture provides that changes may be made to the Indenture if such changes would provide additional rights or benefits to the holders of Notes;

WHEREAS, Section 9.01(6) of the Indenture provides that changes may be made to the Indenture if such changes conform to the “Description of Notes” section of the Company’s offering circular, dated as of June 10, 2011; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

(1)	Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2)	Additional Notes. As of the date hereof, the Issuer will issue, and the Trustee is directed to authenticate and deliver the Additional Notes under the Indenture, having terms substantially identical in all material respects to the Initial Notes, at an issue price of 102.25% plus accrued interest from December 15, 2011 through the date of delivery. The Initial Notes and the Additional Notes shall be treated as a single class for all purposes under the Indenture. For all purposes of the Indenture, the term “Notes” shall include the Additional Notes.

(3)	Article IV. Article IV of the Indenture is hereby amended by adding the following Section 4.19 thereto:

“Section 4.19 Freely Tradable.

By no later than the 380th day after the original issue date of any Notes under this Indenture, Solera will cause those Notes to become Freely Tradable. Solera will provide prompt notice to all Holders of Notes when such Notes become Freely Tradable.”

(4)	Section 1.01. Section 1.01 of the Indenture is hereby amended by adding the following definition thereto:

““Freely Tradable” means, with respect to any Notes issued under this Indenture, that: (1) such Notes are eligible to be sold by a Person who has not been an Affiliate of Solera during the preceding three months without any volume or manner of sale restrictions under the Securities Act; (2) such Notes have been assigned an unrestricted CUSIP number (which will be the same CUSIP number as all previously issued Notes that have been assigned an unrestricted CUSIP number, to the extent the same CUSIP number can be obtained without undue burden or expense); and (3) Solera has instructed the Trustee that the restricted legend on such Notes is no longer applicable to Persons referred to in clause (1) above.”

(5)	Covenant to Seek Consents of Holders. The Issuer shall seek the consents of the holders of the New Notes and the Initial Notes to amend the terms of the Indenture to provide that the New Notes and the Initial Notes will become Freely Tradable and bear a single unrestricted CUSIP number within 380 days of the closing of the offering of the New Notes.

(6)	Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF.

(7)	Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

(8)	Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

Dated as of April 13, 2012

AUDATEX NORTH AMERICA, LLC

By:	/s/ Renato Giger
	Name:	Renato Giger
	Title:	Chief Financial Officer

AUDATEX CANADA HOLDINGS, INC.
AUDATEX HOLDINGS, LLC
AUDATEX HOLDINGS, INC.
CLAIMS SERVICES GROUP, INC.
COLLISION REPAIR BUSINESS MANAGEMENT SERVICES, LLC
EXPLORE INFORMATION SERVICES, LLC
HOLLANDER, INC.
PROPERTY CLAIMS SERVICES, INC.
SOLERA HOLDINGS, INC.
SOLERA, INC.
SOLERA INTEGRATED MEDICAL SOLUTIONS, INC.

By:	/s/ Renato Giger
	Name:	Renato Giger
	Title:	Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Wally Jones
	Name:	Wally Jones
	Title:	Vice President